Exhibit 99.1
NEWS RELEASE

Date: February 8, 2007	CorVel Corporation 2010 Main Street Suite 600 Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Heather Burnham Phone: 949-851-1473 http://www.corvel.com
CorVel Announces Revenues and Earnings
IRVINE, California, February 8, 2007 — CorVel Corporation (NASDAQ: CRVL) reported earnings per share of $0.27 for the quarter ended December 31, 2006, up 125% from the $0.12 earnings per share reported for December quarter of 2005. Earnings in the quarter increased 170% from the $0.10 non-GAAP earnings per share for the December quarter of 2005 adjusted to include stock compensation expenses. December quarter revenues were $67 million, up from $63 million in the December quarter of 2005. Revenues and earnings for the quarter reflected the Company’s improving results in its Network Solutions product line.
Ongoing improvements to CorVel’s line of document management and medical review systems, as well as expansions to the Company’s PPO’s, are improving Network Solutions results. Reduced operating expenses and improving productivity also contributed to improving results.
Regulatory compliance and systems expenses added to corporate overhead; however, branch operations continued to improve productivity. Although industry claims volumes remained depressed, the Company continued to make progress adjusting to the lower demand levels. Regulatory changes in workers compensation are continuing in several states. The Company is a leader in the facilitation of employer compliance with such regional workers’ compensation legislation.
During the quarter the Company declared a three-for-two stock split of the Company’s Common Shares, effected in the form of a 50% stock dividend. The stock dividend was distributed on December 8, 2006 to stockholders of record on November 20, 2006.
About CorVel
CorVel Corporation (http://www.corvel.com/) is a national provider of leading-edge services and solutions in the field of managed healthcare. CorVel specializes in applying information technology and e-commerce applications to improve healthcare management in the workers’ compensation, group health, auto and disability management insurance markets. The Company provides networks of preferred providers, case management, utilization management, independent medical evaluations and medical bill review to more than 1,500 clients nationwide. Leveraging its commitment to flexibility and personal service, CorVel delivers custom solutions for employers, insurers, third party administrators and government entities.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
All statements included in this report, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s financial statements. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement.
The risks and uncertainties referred to above include, but are not limited to, factors described in this report and the Company’s filings with the Securities and Exchange Commission, including “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2006. The forward-looking statements in this report speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation
Income Statement — Unaudited
Three months ended December 31, 2005 and 2006
(All share and per share amounts have been retroactively adjusted to reflect the three-for-two stock split which occurred during the December 2006 quarter)

	Three months ended December 31,
	2005	2006
Revenues	$63,073,000	$66,580,000
Cost of revenues	53,025,000	51,048,000

Gross profit	10,048,000	15,532,000
General and administrative expenses	7,341,000	9,263,000

Income before income taxes	2,707,000	6,269,000
Income tax provision	1,042,000	2,444,000

Net Income	$1,665,000	$3,825,000

Net income per share
Basic	$0.12	$0.27

Diluted	$0.12	$0.27

Weighted average shares outstanding
Basic	14,297,000	14,026,000
Diluted	14,330,000	14,368,000
CorVel Corporation
Income Statement — Unaudited
Nine months ended December 31, 2005 and 2006

	Nine months ended December 31,
	2005	2006
Revenues	$200,083,000	$203,671,000
Cost of revenues	167,158,000	155,416,000

Gross profit	32,925,000	48,255,000
General and administrative expenses	22,055,000	26,472,000

Income before income taxes	10,870,000	21,783,000
Income tax provision	4,184,000	8,495,000

Net Income	$6,686,000	$13,288,000

Net income per share
Basic	$0.46	$0.94

Diluted	$0.45	$0.93

Weighted average shares outstanding
Basic	14,675,000	14,091,000
Diluted	14,742,000	14,255,000

CorVel Balance Sheet
Summary Balance Sheet Information
As of March 31, 2006 (audited) and December 31, 2006 (unaudited)

	March 31, 2006	Dec. 31, 2006
Assets
Cash and cash equivalents	$14,206,000	$24,003,000
Accounts receivable, net	39,521,000	38,569,000
Prepaid taxes and expenses	2,221,000	2,875,000
Deferred income taxes	4,521,000	5,200,000
Property and equipment, net	26,459,000	24,100,000
Goodwill and other assets	13,170,000	13,069,000

TOTAL ASSETS	$100,098,000	$107,816,000

Liabilities and Stockholders’ Equity
Accounts payable	$13,712,000	$13,357,000
Accrued liabilities	12,160,000	12,937,000
Deferred income taxes	6,190,000	5,400,000
Common stock and paid-in-capital	61,086,000	72,515,000
Treasury stock	(132,205,000)	(148,836,000)
Retained earnings	139,155,000	152,443,000

TOTAL LIABILITIES AND EQUITY	$100,098,000	$107,816,000